Exhibit 99.1

TCR2 Therapeutics Reports Third Quarter 2020 Financial Results and Provides Corporate Update

-	Consistent progress of TC-210 with interim update from Phase 1/2 trial anticipated in 4Q20
-	Additional clinical sites to include UCSF Medical Center and Princess Margaret Cancer Centre in the TC-210 Phase 1/2 clinical trial
-	Agreement with ElevateBio for additional manufacturing capacity for production of TC-210 Phase 2 clinical trial material

CAMBRIDGE, Mass., November 12, 2020 - TCR2 Therapeutics Inc. (Nasdaq: TCRR), a clinical-stage immunotherapy company with a pipeline of novel T cell therapies for patients suffering from cancer, today announced financial results for the third quarter ended September 30, 2020 and provided a corporate update.

“The third quarter was marked by consistency in the clinical benefit provided by our lead TRuC-T cell program, TC-210, previously shown to have produced RECIST partial responses at its very first dose level, as well as the completion of a successful financing,” said Garry Menzel, Ph.D., President and Chief Executive Officer of TCR2 Therapeutics. “As we prepare for the expansion portion of the TC-210 trial, we are excited to bring on additional clinical sites to increase patient recruitment and we have also launched a strategic partnership with ElevateBio, whose state-of-the-art manufacturing center will support the Phase 2 clinical trial of TC-210 and planned investigator-initiated studies. We look forward to providing a clinical data update on TC-210 in the fourth quarter.”

Recent Developments

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TCR[2] announced a partnership with ElevateBio, LLC, a Cambridge, MA-based creator and operator of a portfolio of innovative cell and gene therapy companies. The agreement with ElevateBio provides TCR[2] access to ElevateBio BaseCamp, its centralized 140,000 square foot, world-class cell and gene therapy manufacturing facility based in Waltham, MA. The BaseCamp partnership enables TCR[2] Therapeutics to establish additional manufacturing capacity and technical capabilities in the U.S., in addition to its existing Stevenage, UK, manufacturing facility, and will support the Phase 2 expansion portion of the TC-210 Phase 1/2 clinical trial once a recommended Phase 2 dose is defined.

Anticipated Milestones

•	TCR[2] anticipates an interim update from the Phase 1 portion of the TC-210 Phase 1/2 clinical trial for patients with mesothelin-expressing solid tumors in 4Q20.
•	TCR[2] anticipates an interim update from the Phase 1 portion of the TC-110 Phase 1/2 clinical trial for patients with CD19+ non-Hodgkin lymphoma or adult acute lymphoblastic leukemia in 2021.
•	TCR[2] anticipates certification of its manufacturing facility in Stevenage, UK, in 4Q20.
•	TCR[2] anticipates an IND filing for a third TRuC-T cell program in 2021.

Financial Highlights

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Cash Position: TCR[2] ended the third quarter of 2020 with $246.7 million in cash, cash equivalents, and investments compared to $158.1 million as of December 31, 2019. Net cash used in operations was $10.8 million for the third quarter of 2020 compared to $10.1 million for third quarter of 2019. TCR[2] continues to project net cash use of $65-70 million for 2020.

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R&D Expenses: Research and development expenses were $12.8 million for the third quarter of 2020 compared to $11.4 million for the third quarter of 2019. The increase in R&D expenses is primarily related to increase in headcount, activities related to the Phase 1/2 clinical trial of TC-210 and activities related to the Phase 1/2 clinical trial of TC-110.

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G&A Expenses: General and administrative expenses were $4.4 million for the third quarter of 2020 compared to $3.5 million for the third quarter of 2019. The increase in general and administrative expenses was primarily due to an increase in personnel costs and costs associated with operations as a public company.

•	Net Loss: Net loss was $16.9 million for the third quarter of 2020 compared to $13.8 million for the third quarter of 2019, driven predominantly by increased personnel expenses.

Upcoming Events

TCR2 Therapeutics management is scheduled to participate at the following upcoming conferences.

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Jefferies Virtual London Healthcare Conference: Garry Menzel, Ph.D., President and Chief Executive Officer of TCR[2] Therapeutics, will provide a company update using a virtual platform on Wednesday, November 18, 2020 at 9:40am ET

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Piper Sandler 32nd Annual Virtual Healthcare Conference: Ian Somaiya, Chief Financial Officer of TCR[2] Therapeutics, and Alfonso Quintás Cardama, M.D., Chief Medical Officer of TCR[2] Therapeutics, will participate in a fireside chat using a virtual platform on Monday, November 23, 2020 at 10:00am ET

About TCR2 Therapeutics

TCR2 Therapeutics Inc. is a clinical-stage immunotherapy company developing a pipeline of novel T cell therapies for patients suffering from solid tumors or hematological malignancies. TCR2’s proprietary T cell receptor (TCR) Fusion Construct T cells (TRuC®-T cells) specifically recognize and kill cancer cells by harnessing signaling from the entire TCR, independent of human leukocyte antigens (HLA). In preclinical studies, TRuC-T cells have demonstrated superior anti-tumor activity compared to chimeric antigen receptor T cells (CAR-T cells), while secreting lower levels of cytokine release. The Company’s lead TRuC-T cell product candidate targeting solid tumors, TC-210, is currently being studied in a Phase 1/2 clinical trial to treat patients with mesothelin-positive non-small cell lung cancer (NSCLC), ovarian cancer, malignant pleural/peritoneal mesothelioma, and cholangiocarcinoma. The Company’s lead TRuC-T cell product candidate targeting hematological malignancies, TC-110, is currently being studied in a Phase 1/2 clinical trial to treat patients with CD19-positive adult acute lymphoblastic leukemia (aALL) and with aggressive or indolent non-Hodgkin lymphoma (NHL). For more information about TCR2, please visit www.tcr2.com.

Forward-looking Statements

This press release contains forward-looking statements and information within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as "may," "will," "could", "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "projects," "seeks," "endeavor," "potential," "continue" or the negative of such words or other similar expressions can be used to identify forward-looking statements. These forward-looking statements include, but are not limited to, express or implied statements regarding the therapeutic potential of TC-210, timing for interim updates for the TC-210 and TC-110 clinical trials, timing for the certification of our manufacturing facility in Stevenage, UK, increased manufacturing capacity and technical capabilities, including relating to our manufacturing partnership with ElevateBio, LLC, increased clinical trial demand, future IND filings and clinical development plans, the development of the Company’s TRuC-T cells, their potential characteristics, applications and clinical utility, and the potential therapeutic applications of the Company’s TRuC-T cell platform.

The expressed or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: uncertainties inherent in clinical studies and in the availability and timing of data from ongoing clinical studies; whether interim results from a clinical trial will be predictive of the final results of the trial; whether results from preclinical studies or earlier clinical studies will be predictive of the results of future trials; the expected timing of submissions for regulatory approval or review by governmental authorities, including review under accelerated approval processes; orphan drug designation eligibility; regulatory approvals to conduct trials or to market products; TCR2’s ability to maintain sufficient manufacturing capabilities to support its research, development and commercialization efforts, including TCR2’s ability to secure additional manufacturing facilities; whether TCR2's cash resources will be sufficient to fund TCR2's foreseeable and unforeseeable operating expenses and capital expenditure requirements, the impact of the COVID-19 pandemic on TCR2’s ongoing operations; and other risks set forth under the caption "Risk Factors" in TCR2’s most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and its other filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although TCR2 believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur.

Moreover, except as required by law, neither TCR2 nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements included in this press release. Any forward-looking statement included in this press release speaks only as of the date on which it was made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor and Media Contact:

Carl Mauch

Director, Investor Relations and Corporate Communications

(617) 949-5667

carl.mauch@tcr2.com

TCR2 THERAPEUTICS INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$101,614	$65,296
Investments	145,109	92,828
Prepaid expenses and other current assets	7,509	5,061
Total current assets	254,232	163,185

Property and equipment, net	6,201	4,926
Restricted cash	417	417
Total assets	$260,850	$168,528

Liabilities and stockholders’ equity
Accounts payable	$2,948	$2,483
Accrued expenses and other current liabilities	4,904	5,050
Total current liabilities	7,852	7,533

Other liabilities	635	546
Total liabilities	8,487	8,079

Stockholders’ equity
Common stock, $0.0001 par value; 150,000,000 shares authorized; 33,397,669 and 24,050,936 shares issued; 33,380,211 and 23,981,109 shares outstanding at September 30, 2020 and December 31, 2019, respectively.	3	2
Additional paid-in capital	483,433	342,896
Accumulated other comprehensive income	191	142
Accumulated deficit	(231,264)	(182,591)
Total stockholders’ equity	252,363	160,449
Total liabilities and stockholders’ equity	$260,850	$168,528

TCR2 THERAPEUTICS INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating expenses
Research and development	$12,820	$11,374	$37,682	$28,096
General and administrative	4,371	3,522	12,451	9,715
Total operating expenses	17,191	14,896	50,133	37,811
Loss from operations	(17,191)	(14,896)	(50,133)	(37,811)

Interest income, net	300	1,090	1,546	3,039
Loss before income taxes	(16,891)	(13,806)	(48,587)	(34,772)

Income taxes	31	-	86	-
Net loss	(16,922)	(13,806)	(48,673)	(34,772)

Accretion of redeemable convertible preferred stock to redemption value	-	-	-	$(49,900)
Net loss attributable to common stockholders	$(16,922)	$(13,806)	$(48,673)	$(84,672)

Per share information
Net loss per share of common stock, basic and diluted	$(0.56)	$(0.58)	$(1.86)	$(4.21)

Weighted average shares outstanding, basic and diluted	30,340,355	23,874,593	26,158,040	20,125,955

TCR2 THERAPEUTICS INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Nine Months Ended September 30,
	2020	2019
Operating activities
Net loss	$(48,673)	$(34,772)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,114	558
Stock-based compensation expense	6,186	4,597
Deferred tax liabilities	86	-
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(2,449)	(3,615)
Accounts payable	610	489
Accrued expenses and other liabilities	(114)	1,697
Cash used in operating activities	(43,240)	(31,046)

Investing activities
Purchases of equipment	(2,523)	(3,060)
Purchases of investments	(162,147)	(126,534)
Proceeds from sale or maturity of investments	109,916	82,990
Cash used in investing activities	(54,754)	(46,604)

Financing activities
Proceeds from public offering of common stock, net of issuance costs	133,570	79,121
Proceeds from the exercise of stock options	742	299
Cash provided by financing activities	134,312	79,420

Net change in cash, cash equivalents, and restricted cash	36,318	1,770
Cash, cash equivalents, and restricted cash at beginning of year	65,713	47,964
Cash, cash equivalents, and restricted cash at end of period	$102,031	$49,734

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